Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS FOURTH QUARTER 2017 RESULTS
Company reports revenues of $204 million and settlement of pending litigation matter
THE WOODLANDS, TX – February 8, 2018 – Newpark Resources, Inc. (NYSE: NR) today announced results for its fourth quarter ended December 31, 2017. Total revenues for the fourth quarter of 2017 were $204.4 million compared to $201.7 million in the third quarter of 2017 and $137.1 million in the fourth quarter of 2016. Income from continuing operations for the fourth quarter of 2017 was $7.9 million, or $0.09 per share, compared to $2.7 million, or $0.03 per share, in the third quarter of 2017, and a loss from continuing operations of $(0.1) million, or $0.00 per share, in the fourth quarter of 2016. Fourth quarter 2017 results from continuing operations included the impact of the following:

•	$3.4 million net benefit to the provision for income taxes, reflecting our preliminary evaluation of the impact of U.S. tax reform enacted in December 2017.

•	$0.7 million of pre-tax expenses ($0.5 million after-tax) in the Corporate Office, associated with the November 2017 acquisition of the Well Service Group and Utility Access Solutions.

The combined impact of the above items resulted in a $2.9 million increase in income from continuing operations ($0.03 per share) for the fourth quarter 2017. Net loss for the fourth quarter of 2017 was $9.5 million, or $0.11 per share, which includes a $17.4 million charge, net of tax, for the settlement of a pending litigation matter reported in discontinued operations as described further below.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We’re very pleased to report another solid quarter for both segments, posting consolidated revenues of $204 million and EBITDA of $20 million in the fourth quarter. In Fluids, revenues pulled back modestly from the third quarter, driven largely by transitory softness in both U.S. and Canada drilling activity. In addition, our sequential comparison was unfavorably impacted by elevated third quarter product sales to IOC’s in the deepwater Gulf of Mexico, which we did not expect to recur in the fourth quarter. The North America reduction was partially offset by a 6% sequential improvement internationally, as customer activity levels continue to strengthen in response to the improving outlook for commodity prices. In addition, the fourth quarter benefitted from a deepwater well drilled with Petrobras in Brazil, using our Deepdrill™ water-based fluid system. Despite the modest pullback in revenues, the Fluids segment operating margin remained relatively flat, coming in at 5% for the fourth quarter.
"The Mats business also posted another very strong quarter, which includes a $9 million revenue contribution from the mid-November acquisition of the Well Service Group and Utility Access Solutions. Mat sales pulled back modestly from the exceptionally strong results in the third quarter to $12 million in the fourth quarter, while the rental and service activity remained stable. With the impact of the acquisition, including increased depreciation and amortization expense and business integration costs, the mats segment operating margin came in at 28% for the fourth quarter,” added Howes. “Meanwhile, with the continued strengthening in commodity prices, we remain optimistic regarding the outlook for both segments in 2018.”

Segment Results
The Fluids Systems segment generated revenues of $162.4 million in the fourth quarter of 2017 compared to $166.7 million in the third quarter of 2017 and $111.6 million in the fourth quarter of 2016. Segment operating income was $7.4 million in the fourth quarter of 2017, compared to $7.9 million in the third quarter of 2017 and a $7.5 million loss in the fourth quarter of 2016. Segment results for the fourth quarter of 2016 included $4.6 million of charges for asset impairments in the Asia Pacific region and Uruguay exit costs.
The Mats and Integrated Services segment generated revenues of $42.0 million in the fourth quarter of 2017 compared to $34.9 million in the third quarter of 2017 and $25.5 million in the fourth quarter of 2016. Segment operating income was $11.7 million in the fourth quarter of 2017, compared to $10.9 million in the third quarter of 2017 and $6.1 million in the fourth quarter of 2016.
Loss from Discontinued Operations, arising from Settlement of Pending Litigation
In March 2014, Newpark completed the sale of the Environmental Services business, which was historically reported as a third operating segment, and recorded a $22.1 million gain from disposal of discontinued operations, net of tax. As disclosed in previous filings, since late 2014, the Company has been a party to an ongoing lawsuit with the buyer, Ecoserv, LLC. Following the commencement of the trial in December 2017, Newpark reached a settlement with Ecoserv, under which Ecoserv will receive $22.0 million in cash, effectively reducing the sale price of the Environmental Services business by such amount in exchange for dismissal of the pending claims in the lawsuit, and release of any future claims related to the transaction.  The impact of this settlement results in a $17.4 million loss from disposal of discontinued operations, net of tax in 2017 to reduce the previously recognized gain from the sale of the Environmental Services business. The reduction in sale price will be funded, in part, through the release of $8.0 million that has been held in escrow since the March 2014 transaction.
Conference Call
Newpark has scheduled a conference call to discuss fourth quarter 2017 results and near-term operational outlook, which will be broadcast live over the Internet, on Friday, February 9, 2018 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through February 23, 2018 and may be accessed by dialing 201-612-7415 and using pass code 13675126#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and future financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2016, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry, our customer concentration and reliance on the U.S. exploration and production market, risks related to our international operations, the cost and continued availability of borrowed funds including noncompliance with debt covenants, operating hazards present in the oil and natural gas industry, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, our market competition, compliance with legal and regulatory matters, including environmental regulations, the availability of insurance and the risks and limitations of our insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, risks related to severe weather, particularly in the U.S. Gulf Coast, cybersecurity breaches or business system disruptions and risks related to the fluctuations in the market value of our common stock. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues	$204,389	$201,663	$137,083	$747,763	$471,496
Cost of revenues	165,291	164,587	124,167	607,899	437,836
Selling, general and administrative expenses	29,541	27,270	21,810	108,838	88,473
Other operating income, net	(283)	(76)	(516)	(410)	(4,345)
Impairments and other charges	—	—	(180)	—	6,745
Operating income (loss)	9,840	9,882	(8,198)	31,436	(57,213)

Foreign currency exchange (gain) loss	951	174	(270)	2,051	(710)
Interest expense, net	3,028	3,586	2,636	13,273	9,866
Gain on extinguishment of debt	—	—	279	—	(1,615)
Income (loss) from continuing operations before income taxes	5,861	6,122	(10,843)	16,112	(64,754)

Provision (benefit) for income taxes	(2,056)	3,469	(10,786)	4,893	(24,042)
Income (loss) from continuing operations	7,917	2,653	(57)	11,219	(40,712)

Loss from disposal of discontinued operations, net of tax	(17,367)	—	—	(17,367)	—
Net income (loss)	$(9,450)	$2,653	$(57)	$(6,148)	$(40,712)

Calculation of EPS:
Basic - Income (loss) from continuing operations	$7,917	2,653	(57)	$11,219	$(40,712)
Assumed conversions of Convertible Notes due 2017	—	—	—	—	—
Diluted - Income (loss) from continuing operations	$7,917	$2,653	$(57)	$11,219	$(40,712)

Basic - weighted average common shares outstanding	87,414	85,426	84,066	85,421	83,697
Dilutive effect of stock options and restricted stock	2,580	2,251	—	2,554	—
Dilutive effect of 2017 Convertible Notes	—	—	—	—	—
Dilutive effect of 2021 Convertible Notes	—	—	—	—	—
Diluted - weighted average common shares outstanding	89,994	87,677	84,066	87,975	83,697

Diluted - Income (loss) per common share:
Income (loss) from continuing operations	$0.09	$0.03	$—	$0.13	$(0.49)
Loss from discontinued operations	(0.20)	—	—	(0.20)	—
Net income (loss)	$(0.11)	$0.03	$—	$(0.07)	$(0.49)

Note: For all periods presented, we excluded the assumed conversion of the Convertible Notes in calculating diluted earnings per share as the effect was anti-dilutive.

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues
Fluids systems	$162,404	$166,726	$111,560	$615,803	$395,461
Mats and integrated services	41,985	34,937	25,523	131,960	76,035
Total revenues	$204,389	$201,663	$137,083	$747,763	$471,496

Operating income (loss)
Fluids systems (1)	$7,435	$7,930	$(7,505)	$27,580	$(43,631)
Mats and integrated services	11,729	10,941	6,134	40,491	14,741
Corporate office	(9,324)	(8,989)	(6,827)	(36,635)	(28,323)
Operating income (loss)	$9,840	$9,882	$(8,198)	$31,436	$(57,213)

Segment operating margin
Fluids systems	4.6%	4.8%	(6.7%)	4.5%	(11.0%)
Mats and integrated services	27.9%	31.3%	24.0%	30.7%	19.4%

(1) Operating results for the fourth quarter of 2016 included $4.6 million of charges for asset impairments in the Asia Pacific region and Uruguay exit costs. Operating results for 2016 included $11.5 million of charges associated with asset impairments primarily in the Asia Pacific region, $4.5 million of charges associated with Uruguay exit costs and $4.1 million of charges associated with workforce reductions.

Newpark Resources, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$56,352	$87,878
Receivables, net	265,866	214,307
Inventories	165,336	143,612
Prepaid expenses and other current assets	17,483	17,143
Total current assets	505,037	462,940

Property, plant and equipment, net	315,320	303,654
Goodwill	43,620	19,995
Other intangible assets, net	30,004	6,067
Deferred tax assets	4,753	1,747
Other assets	3,982	3,780
Total assets	$902,716	$798,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$1,518	$83,368
Accounts payable	88,648	65,281
Accrued liabilities	68,248	31,152
Total current liabilities	158,414	179,801

Long-term debt, less current portion	158,957	72,900
Deferred tax liabilities	31,580	38,743
Other noncurrent liabilities	6,285	6,196
Total liabilities	355,236	297,640

Common stock, $0.01 par value, 200,000,000 shares authorized and 104,571,839 and 99,843,094 shares issued, respectively	1,046	998
Paid-in capital	603,849	558,966
Accumulated other comprehensive loss	(53,219)	(63,208)
Retained earnings	123,375	129,873
Treasury stock, at cost; 15,366,504 and 15,162,050 shares, respectively	(127,571)	(126,086)
Total stockholders’ equity	547,480	500,543
Total liabilities and stockholders' equity	$902,716	$798,183

Newpark Resources, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31,
(In thousands)	2017	2016
Cash flows from operating activities:
Net loss	$(6,148)	$(40,712)
Adjustments to reconcile net loss to net cash provided by operations:
Impairments and other non-cash charges	—	12,523
Depreciation and amortization	39,757	37,955
Stock-based compensation expense	10,843	12,056
Provision for deferred income taxes	(10,350)	3,352
Net provision for doubtful accounts	1,481	2,416
Loss on sale of a business	21,983	—
Gain on sale of assets	(5,478)	(2,820)
Gain on extinguishment of debt	—	(1,615)
Amortization of original issue discount and debt issuance costs	5,345	1,618
Change in assets and liabilities:
(Increase) decrease in receivables	(73,722)	(1,699)
(Increase) decrease in inventories	(15,097)	16,044
(Increase) decrease in other assets	986	1,708
Increase (decrease) in accounts payable	14,153	(5,213)
Increase (decrease) in accrued liabilities and other	54,628	(24,518)
Net cash provided by operating activities	38,381	11,095

Cash flows from investing activities:
Capital expenditures	(31,371)	(38,440)
Proceeds from sale of property, plant and equipment	7,747	4,540
Business acquisitions, net of cash acquired	(44,750)	(4,420)
Net cash used in investing activities	(68,374)	(38,320)

Cash flows from financing activities:
Borrowings on lines of credit	176,267	6,437
Payments on lines of credit	(93,700)	(14,269)
Proceeds from 2021 Convertible Notes	—	100,000
Purchases of 2017 Convertible Notes	—	(87,271)
Payment on 2017 Convertible Notes	(83,252)	—
Debt issuance costs	(955)	(5,403)
Other financing activities	165	357
Proceeds from employee stock plans	2,424	725
Purchases of treasury stock	(3,239)	(1,226)
Net cash used in financing activities	(2,290)	(650)

Effect of exchange rate changes on cash	2,444	(1,449)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(29,839)	(29,324)
Cash, cash equivalents, and restricted cash at beginning of year (1)	95,299	124,623
Cash, cash equivalents, and restricted cash at end of year (1)	$65,460	$95,299

(1) In addition to cash and cash equivalents reflected on the consolidated balance sheet, balances in the consolidated statements of cash flows include restricted cash of $9.1 million, $7.4 million and $17.5 million at December 31, 2017, 2016, and 2015, respectively.

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)
To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Net Debt and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and/or that of other companies in our industry. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.

Consolidated	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss) (GAAP) (1)	$(9,450)	$2,653	$(57)	$(6,148)	$(40,712)
Loss from disposal of discontinued operations, net of tax	17,367	—	—	17,367	—
Interest expense, net	3,028	3,586	2,636	13,273	9,866
Provision (benefit) for income taxes	(2,056)	3,469	(10,786)	4,893	(24,042)
Depreciation and amortization	10,759	9,754	9,534	39,757	37,955
EBITDA (non-GAAP) (1)	$19,648	$19,462	$1,327	$69,142	$(16,933)
(1) Net loss and EBITDA for the fourth quarter of 2016 included $4.6 million of charges for asset impairments in the Asia Pacific region and Uruguay exit costs. Net loss and EBITDA for 2016 included $11.5 million of charges associated with asset impairments primarily in the Asia Pacific region, $4.5 million of charges associated with Uruguay exit costs and $4.1 million of charges associated with workforce reductions.

Fluids Systems	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating income (loss) (GAAP) (2)	$7,435	$7,930	$(7,505)	$27,580	$(43,631)
Depreciation and amortization	5,344	5,540	5,184	21,566	20,746
EBITDA (non-GAAP) (2)	12,779	13,470	(2,321)	49,146	(22,885)
Revenues	162,404	166,726	111,560	615,803	395,461
Operating Margin (GAAP)	4.6%	4.8%	(6.7)%	4.5%	(11.0)%
EBITDA Margin (non-GAAP)	7.9%	8.1%	(2.1)%	8.0%	(5.8)%
(2) Operating loss and EBITDA for the fourth quarter of 2016 included $4.6 million of charges for asset impairments in the Asia Pacific region and Uruguay exit costs. Operating loss and EBITDA for 2016 included $11.5 million of charges associated with asset impairments primarily in the Asia Pacific region, $4.5 million of charges associated with Uruguay exit costs and $4.1 million of charges associated with workforce reductions.

Mats and Integrated Services	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating income (loss) (GAAP)	$11,729	$10,941	$6,134	$40,491	$14,741
Depreciation and amortization	4,578	3,401	3,600	14,991	14,227
EBITDA (non-GAAP)	16,307	14,342	9,734	55,482	28,968
Revenues	41,985	34,937	25,523	131,960	76,035
Operating Margin (GAAP)	27.9%	31.3%	24.0%	30.7%	19.4%
EBITDA Margin (non-GAAP)	38.8%	41.1%	38.1%	42.0%	38.1%

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	December 31, 2017	December 31, 2016
Current debt	$1,518	$83,368
Long-term debt, less current portion	158,957	72,900
Total Debt	160,475	156,268
Total stockholders' equity	547,480	500,543
Total Capital	$707,955	$656,811

Ratio of Total Debt to Capital	22.7%	23.8%

Total Debt	$160,475	$156,268
Less: cash and cash equivalents	(56,352)	(87,878)
Net Debt	104,123	68,390
Total stockholders' equity	547,480	500,543
Total Capital, Net of Cash	$651,603	$568,933

Ratio of Net Debt to Capital	16.0%	12.0%

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